UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Silicon Laboratories Inc.

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SILICON LABORATORIES INC.

Supplement to the Definitive Proxy Statement

for the 2026 Annual Meeting of Stockholders

to be held on Wednesday, April 23, 2026

EXPLANATORY NOTE

This proxy statement supplement (the “Supplement”) supplements and amends the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission by Silicon Laboratories Inc. (the “Company”) on March 11, 2026. Following the filing of the Proxy Statement, it was determined that the table included in the “Potential Payments Upon Termination or Change in Control” section of the Proxy Statement that showed the payments the named executive officers (“NEOs”) would receive as a result of a change in control that subsequently resulted in involuntary termination on January 3, 2026 inadvertently omitted certain payments they would receive. Following the inclusions, the total amounts the NEOs would receive in the hypothetical change in control and subsequent involuntary termination on January 3, 2026 increased as follows: Mr. Johnson – $21,291,809 to $22,222,609; Mr. Butler – $8,096,226 to $8,571,226; Mr. Tolany – $9,094,253 to $9,518,753; and Mr. Conrad – $6,980,358 to $7,430,358.

This Supplement is being filed to correct the omission by reproducing the “Potential Payments Upon Termination or Change in Control” section, originally set forth on page 51 of the Proxy Statement, in its entirety, with the changes described above. The corrected information is provided below and replaces the information originally included in the Proxy Statement.

Except as specifically discussed in this Explanatory Note, this Supplement does not otherwise modify or update any other disclosures presented in the Proxy Statement. This Supplement should be read with the Proxy Statement, and, from and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as amended by this Supplement.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the captions “Voting” and “Proxies.”

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Executive Agreements

We have entered into a CEO Severance Agreement with Mr. Johnson and Executive Severance Agreements with Messrs. Butler, Tolany, and Conrad. The agreements provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreements), provided that the executive executes and does not revoke a release of claims and separation agreement and provided such release agreement becomes effective (without having been revoked) by the 60th day following the executive separation or such earlier date required by the release: (a) a lump sum cash payment of 100%

of annual base salary (200% in the case of the CEO), (b) a lump sum cash payment equal to 100% of target variable compensation for a full fiscal year (200% in the case of the CEO), (c) a lump sum cash payment equal to any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid, (d) a lump sum cash payment equal to a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (e) stock options, restricted stock, and restricted stock units shall become fully vested, (f) performance stock units shall be vested at the greater of actual performance or 100% of the target value and (g) a lump sum cash payment equal to the pre-tax cost of 12 months of continued COBRA coverage (24 months in the case of the CEO). Change in Control Termination occurs if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction. The agreements provide for any change in control payments subject to Section 280G of the Code to be equal to the greater of: (i) the aggregate parachute payments reduced to the maximum amount that would not subject the executive to relevant excise taxes; or (ii) the aggregate parachute payments, with the executive paying the relevant excise taxes and such other applicable federal, state and local income and employment taxes. Under this “best after tax” provision, the NEO is solely responsible for payment of excise taxes and other applicable federal, state, and local income and employment taxes.

The agreements also provide for the following potential payments and benefits upon a Non-CIC Termination (as defined in the agreements), provided that the executive executes and does not revoke a release of claims and separation agreement and provided such release agreement becomes effective (without having been revoked) by the 60th day following the executive’s separation or such earlier date required by the release: (a) a lump sum cash payment equal to 100% of annual base salary, (b) a lump sum cash payment equal to 100% of target variable compensation for a full fiscal year, (c) a lump sum cash payment equal to any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Non-CIC Termination to the extent such amount has not already been paid, (d) a pro-rated portion of actual earned bonus for the full fiscal year in which the Non-CIC Termination occurs, (e) restricted stock units that would have vested within 12 months following such termination shall become fully vested, and (f) a lump sum cash payment equal to the pre-tax cost of 12 months of continued COBRA coverage.

Equity Compensation

The 2009 Stock Incentive Plan (“the 2009 Plan”) includes the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans, has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officer) is involuntarily terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the NEOs and other participants under the Plans provide for such acceleration in vesting in the event of involuntary termination within 18 months following a change in control. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a material reduction in compensation, or involuntary relocation.

The following table depicts potential compensation arrangements with our NEOs as a result of a change in control that subsequently results in involuntary termination. Such termination is assumed to occur on January 03, 2026, the last business day of our fiscal 2025, and the amounts shown are based on each NEO’s target compensation for 2025.

Name	Severance Payment ($)	Target Bonus Payment ($)	Pro-Rata Current Year Target Bonus Payment (1) ($)	Intrinsic Value of Accelerated Equity (2)(3) ($)	COBRA Payment ($)	Total ($)
R. Matthew Johnson	1,450,000	1,861,600	930,800	17,879,286	100,923	22,222,609
Dean Butler	475,000	475,000	475,000	7,079,364	66,862	8,571,226
Brandon Tolany	428,000	424,500	424,500	8,192,193	49,560	9,518,753
Robert Conrad	450,000	450,000	450,000	6,015,612	64,746	7,430,358

(1)	Pro-rata current year target bonus payment calculation based upon 2025 full fiscal year as all NEOs worked through the end of the fiscal year.
(2)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2025, which was $131.93, less (if applicable) the option exercise price payable per share.

(3)	Outstanding and unearned PSUs are assumed at target value.

The following table depicts potential compensation arrangements with our NEOs as a result of a termination in employment that is not covered by change in control. Such termination is assumed to occur on January 03, 2026, the last business day of our fiscal 2025, and the amounts shown are based on each NEO’s target compensation for 2025.

Name	Severance Payment ($)	Target Bonus Payment ($)	Pro-rata Current Year Earned Bonus Payment (1) ($)	Intrinsic Value of Accelerated Equity (2) ($)	COBRA Payment ($)	Total ($)
R. Matthew Johnson	725,000	930,800	958,889	3,484,271	50,462	6,149,422
Dean Butler	475,000	475,000	489,250	2,228,166	66,862	3,734,278
Brandon Tolany	428,000	424,500	437,284	1,525,902	49,560	2,865,246
Robert Conrad	450,000	450,000	463,500	1,350,172	64,746	2,778,418

(1)	Pro-rata current year earned bonus payment calculation based upon 2025 full fiscal year as all NEOs worked through the end of the fiscal year.
(2)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2025, which was $131.93, less (if applicable) the option exercise price payable per share.